Exhibit 4.125

Exclusive Option Agreement

THIS OPTION AGREEMENT (this “Agreement”) dated                      is entered into in Beijing between:

1.	Party A: KONG YI (hereinafter referred to as “Party A”), Chinese citizen, who lives at Room 502, Floor 2, Unit 5, Building 10, Hua Xing Yuan Block, Beijing, and whose ID number is 132821197301270476;

2.	Party B: BEIJING LEI TING WAN JUN NETWORK TECHNOLOGY COMPANY LIMITED (hereinafter referred to as “Party B”), a limited liability company duly incorporated and existing under the PRC laws with its registered address at RoomC-610 No.18, Xi Nan Huan Road, Beijing Economic- Technology Development Area, Beijing, the communication address is Floor 8, West Three Building, East Economic and Trade City, East Plaza, No. 1, Dong Chang An Road, Dong Cheng District, Beijing (Postal Code 100738)

In this Agreement, each of Party A and Party B shall be hereinafter individually referred to as a “Party” and collectively the “Parties”.

WHEREAS:

1.

Party A, Party B and Zhang Wei executed the “Share Transfer Agreement” (hereinafter referred to as “Share Transfer Agreement 1”) about Beijing Huan Jian Shu Meng Science and Technology Development Co. LTD (hereinafter referred to as “HJSM”) on January 4th, 2006, after finishing the share transfer in the Share Transfer Agreement 1, Party A owns 13.75% shares of HJSM, Zhang Wei owns 11.25% shares of HJSM, Party B owns 75% shares of HJSM.

2.	Party A and Zhang Wei, entered into a “Share Transfer Agreement” (hereinafter referred to as “Share Transfer Agreement 2”) about HJSM on , after finishing the share transfer in the Share Transfer Agreement 2, Party A owns 25% shares of HJSM, Zhang Wei not owns shares of HJSM anymore, Party B owns 75% shares of HJSM.

3.	Party A and Party B agree, Party B has exclusive option right for Party A’s 25% shares of HJSM.

Now therefore, through friendly negotiation, the Parties reach the agreement as follows:

1.	Stock Exclusive Option

1.1	Party A hereby irrevocably grants to Party B an irrevocable right to purchase, in person or by a designated person (“Designee”), the 25% shares of Party A at any time in part or in whole at Party B’s sole and absolute discretion to the extent permitted by Chinese laws and the relevant regulation of “Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited”, in 2 years after the completion of the share transfer in “Share Transfer Agreement 1” (the date of completing the alteration registration with industrial and commercial administration is the criterion) at the price of US 2,400,000 dollars. No other persons shall be entitled to the above stock exclusive option except Party B and its Designee(s).

1.2	Subject to the provisions of PRC laws and regulations, when exercising the stock option, Party B shall issue to Party A a written notice (the “Stock Option Notice”) which shall specify the following items: (a) the decision of Party B to exercise the stock option and appointing the alienee; (b) the purchase date /the transfer date.

1.3	When Party B exercises the Stock Option:

1.3.1	Party A shall take part in a shareholders meeting promptly, on which the stock option transfer of 25% shares of HJSM from Party A to Party B and / or its Designee(s) shall be approved;

1.3.2	Party A shall execute a share transfer agreement with Party Band/or its Designee (whichever is applicable) pursuant to the provisions of this Agreement and the Stock Option Notice;

1.3.3	Party A shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions, to assign to Party B and/or its Designee(s) the valid title to the Option Stock without any encumbrance of any security interest, and to cause Party B and/or its Designee(s) to be registered the legal holder(s) of the Option Stock with registration with the industry and commerce administration. For the purpose of this section and this Agreement, “security interest” shall include security, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership detention or other security arrangements.

2.	Confidentiality

2.1	Each Party admits and confirm any verbal or written information exchanged through the business under this Agreement is confidentiality (including but not limited to the content of the Agreement).

2.2	Both Parties shall keep them confidential, and shall not disclose such confidential information to any third party without the prior written consent of the other party except that: (a) such information has been disclosed or is to be disclosed to the public (except being disclosed to the public by the information recipient without the consent of the other party); (b) such information shall be disclosed to the public in accordance with the Hong Kong laws or the regulations or practices of the Hong Kong Stock Exchanges; or (c) such information need to be disclosed to the legal counsel or the financial advisor who shall bear the confidential obligations.

3.	Dispute Resolution

3.1	The effectiveness, construction and performance of this Agreement shall be governed by PRC laws.

3.2	All disputes arising out of the performance of this Agreement shall be resolved by the Parties through friendly consultation. Should the Parties fail to reach an agreement, such dispute shall be referred to the China International Economics and Trade Arbitration Commission for resolution by arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be performed in Beijing. The award shall be final and binding on both Parties.

4.	Effectiveness

4.1	This Agreement shall become effective upon execution by the Parties in four counterparts, two held by each Party A and Party B. Each counterpart shall be equally authentic.

4.2	In witness whereof, this Agreement has been duly executed on the day and year first above written.

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Party A: Kong Yi
Signature:

Party B: Beijing Lei Ting Wan Jun Network Technology Company Limited
Legal representative:
Signature:
Seal: